Exhibit 5.1

May 3, 2019

Purple Innovation, Inc.

123 East 200 North

Alpine, Utah 84004

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the resale of 2,613,240 warrants (the “Warrants”) to purchase shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), which were originally issued in a private placement in connection with the entry by Purple Innovation, LLC, the Company’s operating subsidiary, into an Amended and Restated Credit Agreement by and among Purple Innovation, LLC, Coliseum Capital Partners, L.P. (“CCP”), Blackwell Partners LLC – Series A (“Blackwell”), Coliseum Co-Invest Debt Fund, L.P. (“CDF” and together with CCP and Blackwell, the “Lenders”) and Delaware Trust Company, by certain security holders of the Company (the “Seller Warrantholders”), (ii) the resale of 2,613,240 shares of Class A Common Stock (the “Warrant Shares”) issuable upon the exercise of the Warrants by certain security holders of the Company and (iii) the issuance by the Company of 2,613,240 shares of our Class A Common Stock (the “Resold Warrant Shares”) upon the exercise by third parties of Warrants that have been resold by the Selling Warrantholders to third parties under this prospectus (the “Resold Warrants”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Warrants have been validly issued and are binding obligations of the Company.

2.	The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.	The Resold Warrant Shares, when issued in accordance with the terms of the Resold Warrants, will be validly issued, fully paid and non-assessable.

Purple Innovation, Inc.

May 3, 2019

Our opinions set forth above are subject to:

(a)	the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct.

We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the federal laws of the United States of America, laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DFM/TF